Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-44103, 333-35055, 33-64133, 33-64135, 33-55730 and 33-33882 of SED International Holdings, Inc. on Form S-8 of our report dated September 26, 2000, appearing in the Annual Report on Form 10-K of SED International Holdings, Inc. for the year ended June 30, 2000.

DELOITTE & TOUCHE LLP

Atlanta, Georgia

September 26, 2000